EXHIBIT 99.1

For further information contact:

AT EMISPHERE TECHNOLOGIES, INC.:
Dory Lombardo-Valiquette
Senior Manager, Investor Relations
and Corporate Communications
(914) 785-4742

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
AT FRB | WEBER SHANDWICK:
George Zagoudis                   Leslie Loyet                   Cindy Martin
General Information               Analysts/Investors             Media Inquiries
(312) 640-6663                    (312) 640-6672                 (312) 640-6741
gzagoudis@webershandwick.com      lloyet@webershandwick.com      clmartin2@webershandwick.com
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FOR RELEASE

          EMISPHERE ANNOUNCES SECOND QUARTER FINANCIAL RESULTS FOR 2003

                   - PROVIDES UPDATE ON DEVELOPMENT PROGRAMS-

Tarrytown, NY - August 12, 2003 - Emisphere Technologies, Inc. (Nasdaq: EMIS) today announced financial results for the second quarter ended June 30, 2003. The Company also provided an update on development programs involving its proprietary eligen(TM) oral drug delivery technology.

"Most notably in the second quarter, we executed on our key strategic objective of creating improved dosage forms of our lead product candidates," commented Michael M. Goldberg, M.D., Chairman and Chief Executive Officer of Emisphere. During the second quarter we created enhanced dosage forms of both insulin or heparin and synthesized clinical supplies in our newly validated manufacturing facility. We also initiated U.S. clinical studies of insulin under an Investigational New Drug application while continuing to tightly manage our usage of cash. At the same time, we formed a new research collaboration with the U.S. Army for the potential development of an oral anthrax antigen, in line with our strategy to increase the throughput of new programs for which to apply our eligen(TM) technology, in different and broadly applicable therapeutic areas."

Second Quarter Results

The net loss for the three months ended June 30, 2003 was $11.4 million or $0.63 per share, compared to a net loss of $24.9 million or $1.39 per share, for the

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same period in 2002 including restructuring and impairment charges of $1.0 million and $5.7 million respectively. In the second quarter ended June 30, 2003, a $1.0 million charge was recorded as an impairment of the equipment at the company's discontinued operations located in Farmington, Connecticut.

Excluding the impairment and restructuring charges, the net loss for the three months ended June 30, 2003 was $10.5 million or $0.58 per share, compared to a net loss of $19.2 million or $1.07 per share, for the same period in 2002. The $8.7 million reduction in net loss resulted from a $10.1 million decrease in operating expenses, partially offset by a $0.8 million decrease in contract research revenues and a $0.6 million increase in net investment expense over the same period last year.

In the second quarter of 2003, excluding charges outlined above, operating expenses decreased by $10.1 million or 51% from $19.9 million to $9.8 million over the same period last year. This was primarily due to decreases of $4.9 million in clinical costs and $5.2 million in research activities. The majority of this decrease in operating expense was due to the completion of Emisphere's Phase III PROTECT Trial and related studies as well as the subsequent staff reduction and closing of the Farmington, Connecticut research facility, all of which were announced in 2002.

Revenues for the second quarter decreased by $0.8 million compared to the same period in 2002, primarily due to the completion of Emisphere's early stage clinical studies in collaboration with Eli Lilly and Company, which amounted to $0.7 million, as well as a reduction in pre-clinical work performed for Cubist Pharmaceuticals, Inc. and Regeneron Pharmaceuticals, Inc. Contract research revenues consist of revenue from collaborative agreements and feasibility studies and are comprised of reimbursed research and development costs. As these studies reach conclusion of the first stage of pre-clinical or Phase I clinical trials, payments made by collaborators are anticipated to be lower, reflecting the reduced efforts of Emisphere.

Net investment expense for the quarter increased expenses by $0.6 million. This increase was primarily due to lower investment balances and lower interest rates generating investment income in addition to higher interest expenses.

Cash consumption continues to slow each quarter. In the second quarter of 2003, cash, cash equivalents and investments decreased $7.8 million from the prior quarter, compared to an $8.2 million decrease in the first quarter of 2003. As of June 30, 2003, Emisphere held cash, cash equivalents and investments totaling approximately $57.7 million.

Update on Current Partnerships

Emisphere also announced today in a joint press release issued with collaborator, Eli Lilly and Company ("Lilly"), the continued development of the oral parathyroid hormone 1-34 (PTH) program (for the potential treatment of osteoporosis), and the reacquisition of all rights to the oral recombinant human growth hormone (rhGH) program (for the potential treatment of growth hormone deficiency). While the rhGH program was successful in demonstrating that the eligen(TM) technology orally delivered rhGH to blood levels that exceeded physiological peak values in normal adults, Lilly stated in the release that the decision to discontinue the program results from its need to prioritize among a very promising pipeline of programs. Lilly also stated that it remains committed to Emisphere's technology, as evidenced by its continued joint efforts on PTH.

Farmington Sale Discussions Continue

In late May 2002, following the conclusion of the PROTECT Trial, Emisphere implemented a restructuring plan, scaling back its infrastructure associated with the oral liquid heparin program. Also, in the second quarter of 2002, the Company reported that further reorganization of its operations at its two locations in Tarrytown, New York and Farmington, Connecticut was under consideration. During the third quarter of 2002, management reached the decision to dispose of its Farmington, Connecticut research facility. The facility discontinued operations in December 2002.

Discussions are ongoing with potential buyers of the Farmington, Connecticut research facility. To date, current proposals include preserving the facility as a research facility and converting the site to commercial retail use. Based on current estimates of expected proceeds as of June 30, 2003, an impairment loss of the

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carrying value of the land, building and attached equipment has not been triggered. Based on current proposals, the Company anticipates that not all of the equipment will be sold with the facility. After review of this equipment, the Company has concluded that an impairment charge of approximately $1.0 million is necessary and has been recorded as of June 30, 2003.

Presentation of Two Positive Oral Insulin Studies at ADA Sessions

Emisphere along with its clinical collaborators announced promising results from two clinical studies evaluating an oral insulin prototype, both of which were presented at the 63rd Annual Scientific Sessions of the American Diabetes Association (ADA) Meeting. Results from a 'glucose clamp' study and an 'overnight study' in type 2 diabetics demonstrated that using Emisphere's eligen(TM) technology, orally delivered insulin induced clinically relevant activity. The glucose clamp study highlighted the eligen(TM) technology's ability to deliver insulin orally with speed and efficiency by having meaningful activity of insulin within the first hour. The overnight study highlights how, with the eligen(TM) technology, insulin travels to the right place at the right time with the potential to spare insulin-producing cell function. These results support the prospect of an oral insulin product for use in both the early and later phases of diabetes.

Dr. Goldberg concluded, "Additional studies related to our oral insulin candidate continue to be value-added for the potential partnering of this program. In fact, since the initiation of testing in the United States, we have created a tablet prototype that has demonstrated better performance in patients with Type 2 diabetes than the capsules evaluated thus far. We plan to use this prototype in planned multi-dose testing."

Additional Second Quarter Highlights

o New Research Collaboration: Emisphere announced that it signed a cooperative research and development agreement (CRADA) with the U.S. Army Medical Research Institute of Infectious Diseases (USAMRIID), the U.S. Department of Defense's lead laboratory for medical aspects of biological warfare defense. USAMRIID will evaluate the use of Emisphere's eligen(TM)technology to create oral vaccines against anthrax using a new recombinant protein antigen. USAMRIID has agreed to grant Emisphere an exclusive license to each U.S. patent application or issued patent as a result of the work performed under the CRADA. Should an oral Anthrax vaccine ultimately be developed, Emisphere would be eligible to receive royalties under a license agreement with the ultimate vaccine developer.

o New Programs: Emisphere concluded a pilot study in primates conducted to assess the feasibility of using its eligen(TM) technology with PYY 3-36, a peptide that promotes appetite suppression. Results were successful in demonstrating "proof-of-concept" that the eligen(TM) technology could orally deliver the PYY 3-36 peptide in an in vivo model. Emisphere is investigating next steps to potentially develop a program in this area.

o New Clinical Study: Emisphere announced in May it would initiate clinical testing of an oral insulin formulation in type 2 diabetic patients in the United States under an Investigational New Drug (IND) application filed with the United States Food and Drug Administration (FDA). The formulation being tested is unoptimized and uses Emisphere's eligen(TM) oral drug delivery technology to deliver the insulin in a capsule. This is the first oral insulin clinical study in the United States using Emisphere's technology.
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Conference Call Information

     Emisphere Technologies, Inc. (Nasdaq: EMIS) will hold a conference call on Tuesday, August 12, 2003 at 10:30 a.m. Eastern Time (7:30 a.m. Pacific), to discuss the Company's second quarter financial results for the quarter ended June 30, 2003. A replay of the call will be accessible approximately 2 hours following the end of the call and will be archived for one week.

The live conference call dial-in number is:     877-381-5116 (U.S./Canada)
                                                706-634-7378 (international)

To access a replay of the call:                 800-642-1687 (U.S./Canada)
                                                706-645-9291 (international)
                                                Conference ID:  2083092

Emisphere will simultaneously be webcasting this teleconference. To access the live broadcast in listen-only mode or the subsequently archived recording please go to the investor relations portion of the Company's website: http://www.emisphere.com/html/ir.html or access directly at http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=EMIS&script=1010&item_id=
769830. Please visit the site at least five minutes prior to start time for instructions and to allow adequate time for any software download that may be needed to listen to the webcast.

About The eligen(TM) technology

Emisphere's broad-based oral drug delivery technology platform, known as the eligen(TM) technology, is based on the use of proprietary, synthetic chemical compounds, known as EMISPHERE(R) delivery agents, or "carriers". These molecules facilitate the transport of the therapeutic macromolecules across biological membranes such as the small intestine. Emisphere's eligen (TM) technology makes it possible to orally deliver a therapeutic molecule without altering its chemical form or biological integrity.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. (Nasdaq: EMIS) is a biopharmaceutical company pioneering the oral delivery of otherwise injectable or inhaled drugs. It is in the business of licensing its proprietary eligen(TM) oral drug delivery technology to partners who apply it directly to their marketed drugs. Emisphere conducts proof-of-concept trials and other early-stage trials to advance the technology and increase value for potential partnering opportunities. Emisphere's eligen(TM) technology has facilitated the oral delivery of proteins, peptides, macromolecules and charged organics. Emisphere and its partners have advanced oral formulations of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Four oral drug formulations containing EMISPHERE(R) delivery agents have been accepted for clinical testing in the U.S. Emisphere develops pharmaceutical products for its own portfolio and has strategic alliances with some of the world's leading pharmaceutical and biotechnology companies. For further information, please visit www.emisphere.com.
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Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere's product candidates and the sufficiency of Emisphere's cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere's drug delivery technology, Emisphere's ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in Emisphere's Annual Report on Form 10-K (file no. 1-10615) filed on March 31, 2003.

                              - Tables to Follow -
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                          EMISHPERE TECHNOLOGIES, INC.
                         Selected Financial Information
        For the three months and six months ended June 30, 2003 and 2002
                 (in thousands, except share and per share data)
                                   (unaudited)

Condensed Statement of Operations

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
                                                          For the three months ended           For the six months ended
                                                                   June 30,                            June 30,
                                                         -----------------------------       -----------------------------
                                                             2003              2002              2003              2002
                                                         -----------       -----------       -----------       -----------
Contract research revenues                               $       246       $     1,089       $       272       $     1,818
                                                         -----------       -----------       -----------       -----------

Costs and expenses:
  Research and development                                     5,430            15,582            10,394            33,214
  General and administrative expense                           2,806             2,795             5,345             5,998
  Restructuring                                                  (73)            1,331               (73)            1,331
  Loss on impairment of intangible and fixed assets            1,036             4,404             1,040             4,404
  Depreciation and amortization                                1,562             1,536             3,079             2,952
                                                         -----------       -----------       -----------       -----------
    Total Expenses                                            10,761            25,648            19,785            47,899

    Operating Loss                                           (10,515)          (24,559)          (19,513)          (46,081)
                                                         -----------       -----------       -----------       -----------

Investment income and expense:
  Investment income and other income                             380               706               758             1,907
  Loss on Sale of Fixed Assets                                   (66)                                (66)
  Interest expense                                            (1,245)           (1,077)           (2,489)           (2,157)
                                                         -----------       -----------       -----------       -----------
             Total investment income and expense                (931)             (371)           (1,797)             (250)

Net Loss                                                 $   (11,446)      $   (24,930)      $   (21,310)      $   (46,331)
                                                         ===========       ===========       ===========       ===========

                                                         $     (0.63)      $     (1.39)      $     (1.18)      $     (2.60)
                                                         -----------       -----------       -----------       -----------

Weighted average shares outstanding,
basic and diluted                                         18,048,000        17,872,000        18,034,000        17,845,000
                                                         ===========       ===========       ===========       ===========
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Condensed Balance Sheet
                                                       June 30,         December
                                                         2003           31, 2002
                                                       --------         --------

Assets:
Cash, cash equivalents, and investments                  57,656           73,701
Prepaid expenses and other current assets                 1,291            2,285
Equipment and leasehold improvements, net                20,662           23,282
Land, building and equipment held for sale, net           3,734            4,520
Intangible assets, net                                    2,632            2,752
Other assets                                              1,432            1,426
                                                       --------         --------
  Total Assets                                         $ 87,407         $107,966
                                                       ========         ========

Liabilities and Stockholder's Equity:
Current Liabilities                                       3,867            5,736
Notes payable                                            35,669           33,181
Deferred lease liability, net of current portion          1,305            1,509
Stockholders' equity                                     46,566           67,540
                                                       --------         --------
  Total Liabilities and stockholder's equity           $ 87,407         $107,966
                                                       ========         ========

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